                                                                  EXECUTION COPY


                             DISTRIBUTION AGREEMENT

                                 by and between

                                    CRANE CO.

                                       AND

                         HUTTIG BUILDING PRODUCTS, INC.



                                December 6, 1999

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I  DEFINITIONS...............................................................1


ARTICLE II  THE DISTRIBUTION........................................................10

   Section 2.1 The Distribution.....................................................10

   Section 2.2 Cooperation Prior to the Distribution................................11

   Section 2.3 Crane Board Action; Conditions to the Declaration....................11

   Section 2.4 Waiver of Conditions.................................................12

   Section 2.5 Disclosure...........................................................12


ARTICLE III  TRANSACTIONS RELATING TO THE DISTRIBUTION..............................12

   Section 3.1 Intercorporate Transfers.............................................12

   Section 3.2 Crane Group Obligations Relating to the Building Products
                Business............................................................14

   Section 3.3 Company Group Obligations Relating to the Crane Group................14

   Section 3.4 Intercompany Accounts and Arrangements...............................15

   Section 3.5 Cash Management......................................................16

   Section 3.6 The Company Board....................................................17

   Section 3.7 Resignations; Transfer of Stock Held as Nominee......................17

   Section 3.8 Rights Plan..........................................................17

   Section 3.9 Insurance............................................................17

   Section 3.10 Use of Names, Trademarks, etc.......................................20

   Section 3.11 Consents............................................................21


ARTICLE IV  MUTUAL RELEASE; INDEMNIFICATION.........................................22

   Section 4.1 Mutual Release.......................................................22

   Section 4.2 Indemnification by Crane.............................................23

   Section 4.3 Indemnification by the Company.......................................24

   Section 4.4 Limitations on Indemnification Obligations...........................24

   Section 4.5 Procedures Relating to Indemnification...............................25


                                      -i-



   Section 4.6 Remedies Cumulative..................................................27

   Section 4.7 Survival of Indemnities..............................................27

   Section 4.8 Exclusivity of Tax Allocation Agreement..............................28


ARTICLE V  ACCESS TO INFORMATION....................................................28

   Section 5.1 Access to Information................................................28

   Section 5.2 Production of Witnesses..............................................29

   Section 5.3 Retention of Records.................................................29

   Section 5.4 Confidentiality......................................................30


ARTICLE VI  MISCELLANEOUS...........................................................30

   Section 6.1 Entire Agreement; Construction.......................................30

   Section 6.2 Survival of Agreements...............................................31

   Section 6.3 Expenses.............................................................31

   Section 6.4 Governing Law........................................................31

   Section 6.5 Notices..............................................................31

   Section 6.6 Dispute Resolution...................................................32

   Section 6.7 Amendments...........................................................34

   Section 6.8 Assignment...........................................................34

   Section 6.9 Captions; Currency...................................................34

   Section 6.10 Severability........................................................35

   Section 6.11 Parties in Interest.................................................35

   Section 6.12 Schedules...........................................................35

   Section 6.13 Termination.........................................................35

   Section 6.14 Waivers; Remedies...................................................35

   Section 6.15 Further Assurances..................................................36

   Section 6.16 Counterparts........................................................36

   Section 6.17 Performance.........................................................36

                                     ANNEXES

        Annex A - Employee Matters Agreement

        Annex B - Tax Allocation Agreement

                                          SCHEDULES

        Schedule 1.1(b)      - Company Subsidiaries
        Schedule 1.1(c)      - Huttig Bank Accounts
        Schedule 1.1(d)      - Huttig Financial Instruments
        Schedule 1.1(e)      - Huttig Litigation
        Schedule 3.4(a)(i)   - Intercompany Accounts
        Schedule 3.4(b)(ii)  - Intercompany Agreements
        Schedule 3.7         - Continuing Directors and Officers
        Schedule 4.2         - Certain Form 10 Sections

                             DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 6, 1999, by and between CRANE CO., a Delaware corporation ("Crane"), and HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation and, as of the date hereof, an indirect wholly owned subsidiary of Crane (the "Company").

     WHEREAS, the Crane Board (as defined herein) has determined that it is appropriate and desirable to distribute all outstanding shares of Huttig Common Stock (as defined herein) on a pro rata basis to the holders of Crane Common Stock (as defined herein); and

     WHEREAS, Crane and the Company have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect such distribution and certain other agreements that will govern certain matters relating to such distribution;

     NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acquisition Notes" shall have the meaning ascribed thereto in Section 3.1(b).

     "Actions" means, with respect to any Person, any actual, threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, following the Time of Distribution no member of either Group shall be deemed to be an Affiliate of any member of the other Group. For purposes of the immediately preceding sentence, the term "control" (including, with correlating meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning ascribed thereto in the preamble.

     "Ancillary Agreements" means, together, the Employee Matters Agreement and the Tax Allocation Agreement.

     "Assets" means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries).

     "Assigning Party" shall have the meaning ascribed thereto in Section 3.11.

     "Building Products Business" means (i) the business engaged in at all times prior to the Time of Distribution by the Company Group of distribution and manufacturing of doors, windows, millwork and other building products and activities related thereto, and (ii) Former Businesses managed or operated with any of the foregoing or operationally or otherwise related to any of the foregoing.

     "Cash" means all cash, cash on hand, cash in transit, cash equivalents, funds, certificates of deposit, similar instruments and other short-term investments held by Crane and its Subsidiaries and Affiliates (including, without limitation, members of the Company Group) at the Time of Distribution (it being understood that cash equivalents do not include intercompany cash management balances which will be eliminated as of the Time of Distribution pursuant to Section 3.4(a)).

     "Change in Control" means, with respect to any party, any of the following events or circumstances: (a) the first purchase of shares pursuant to a tender offer or exchange offer for all or part of that party's common stock or any securities convertible into such common stock, (b) the receipt by that party of a Schedule 13D or other advice indicating that a Person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20% or more of that party's common stock calculated as provided in paragraph (d) of said Rule 13d-3, (c) the date of approval by stockholders of that party of an agreement providing for any consolidation or merger of that party in which that party will not be the continuing or surviving corporation or pursuant to which shares of common stock of that party would be converted into cash, securities or other property, other than a merger of that party in which the holders of its common stock immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger, (d) the date of the approval by stockholders of that party of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of that party, (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of that party, or (f) the date on which Continuing Directors cease for any reason to constitute at least a majority of the board of directors of that party.

     "Claim" shall have the meaning ascribed thereto in Section 6.6.

     "Claimant" shall have the meaning ascribed thereto in Section 6.6.

     "Claims Administration" means the processing of claims made under the Policies, including, without limitation, the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

     "Claims Made Policies" shall have the meaning ascribed thereto in Section 3.9(a).

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

     "Commission" means the Securities and Exchange Commission.

     "Company" shall have the meaning ascribed thereto in the preamble.

     "Company Board" means the Board of Directors of the Company.

     "Company Group" means the Company and the Company Subsidiaries.

     "Company Subsidiary" means each Person listed on Schedule 1.1(b) which is a direct or indirect Subsidiary of the Company as of the Time of Distribution.

     "Consents" means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

     "Continuing Director" means, with respect to either party, any member of such party's board of directors who either (i) is a member of such board as of the Time of Distribution or (ii) is thereafter elected to such board, or nominated for election by stockholders, by a vote of at least three-quarters of the directors who are Continuing Directors at the time of such vote.

     "Contracts" means agreements, leases, contracts, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments and all rights therein and Liabilities thereunder, including, without limitation, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

     "Crane" shall have the meaning ascribed thereto in the preamble.

     "Crane Assets" means, collectively, all Assets which immediately prior to the Time of Distribution are owned by Crane or any of its Subsidiaries (including, without limitation, members of the Company Group), other than the Huttig Assets. Anything contained herein to the contrary notwithstanding, Crane Retained Assets shall be included in Crane Assets.

     "Crane Board" means the Board of Directors of Crane or a duly authorized committee thereof.

     "Crane Common Stock" means the Common Stock, par value $1.00 per share, of Crane.

     "Crane Financial Instruments" means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Crane Group obligations under which any member of the Company Group has any primary, secondary, contingent, joint, several and other liability.

     "Crane Group" means Crane and its Affiliates, whether now or hereafter existing, other than members of the Company Group.

     "Crane Indemnitees" means Crane, each Affiliate of Crane, including the Crane Subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Crane International" means Crane International Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Crane.

     "Crane Retained Accounts" means all bank accounts of Crane and its Subsidiaries and Affiliates (including, without limitation, members of the Company Group), other than Huttig Bank Accounts.

     "Crane Retained Assets" means the following:

               (i) all (A) Crane Retained Accounts and (B) Cash, including, without limitation, all Cash contained in the Crane Retained Accounts;

               (ii) all Policies and all rights therein and related thereto, other than the benefits of Occurrence Basis Policies and Claims Made Policies to the extent described in Section 3.9(a);

               (iii) all rights in and use of the name, trademark, trade name and service mark "Crane" and all corporate symbols and logos related thereto and all names, trademarks, trade names and service marks which include the word "Crane" or any derivative thereof (other than as provided for in Section 3.10);

               (iv) all assets with respect to defined benefit pension plans of Crane and its Subsidiaries (including, without limitation, members of the Company Group);

               (v) all assets that are used by Crane and its Subsidiaries and Affiliates in providing corporate, insurance and administrative services to Subsidiaries, divisions or operating units of the Crane Group not included in the Building Products Business (whether or not the same or similar services are provided to the Building Products Business); and

               (vi) all rights, choses in action, causes of action and claims arising out of any asset described in clauses (i) through (v) above.

     "Crane Subsidiary" means any Subsidiary of Crane other than the Company or any Company Subsidiary.

     "Declaration" means the declaration of the Distribution by the Crane Board.

     "Debt Financing" means (i) a working capital facility of $30 million or such other amount as the Company Board shall determine to be necessary or desirable for the Company, (ii) an acquisitions facility of $20 million or such other amount as the Company Board shall determine to be necessary or desirable for the Company and (iii) a credit facility or other credit arrangement to lend such additional amount as shall be consistent with a rating of not less than NAIC-2 for the Company's indebtedness.

     "Demand for Arbitration" shall have the meaning ascribed thereto in Section 6.6.

     "Dispute" shall have the meaning ascribed thereto in Section 6.6.

     "Distribution" means the distribution, on the basis provided for in Section 2.1, to holders of Crane Common Stock of the shares of Huttig Common Stock owned by Crane on the Distribution Date.

     "Distribution Agent" means ChaseMellon Shareholder Services, L.L.C. in its capacity as the agent selected by Crane to distribute Huttig Common Stock in connection with the Distribution.

     "Distribution Date" means the date determined by the Crane Board as the date on which the Distribution will be effected.

     "Employee Matters Agreement" means the Employee Matters Agreement between Crane and the Company, substantially in the form attached hereto as Annex A, with such changes as are permitted under the terms of the Exchange Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agreement" means the Share Exchange Agreement dated as of October 19, 1999 among Crane, the Company and Rugby pursuant to which, following the Distribution, Rugby will contribute to the Company all of the issued and outstanding capital stock of Rugby USA in exchange for a number of new shares of Huttig Common Stock.

     "Form 10" means the registration statement on Form 10 filed by the Company with the Commission to effect the registration of the Huttig Common Stock pursuant to the Exchange Act, including, without limitation, all amendments thereto filed by the Company with the Commission prior to the Time of Distribution.

     "Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including, without limitation, any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

     "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, whether Federal, state, local, domestic, foreign or international.

     "Group" means the Crane Group or the Company Group, as the context requires.

     "Hearing" shall have the meaning ascribed thereto in Section 6.6.

     "Huttig Assets" means, collectively, all Assets (other than Crane Retained Assets) which immediately prior to the Time of Distribution are owned by Crane or any of its Subsidiaries (including, without limitation, members of the Company Group) and which are used primarily in or relate primarily to the Building Products Business, as the same shall exist as of such time, including, without limitation, (except as otherwise provided pursuant to any Transaction Agreement) all assets reflected in the Huttig Balance Sheet, as such assets may have been added to or sold or otherwise changed since the date thereof.

     "Huttig Balance Sheet" means the balance sheet of the Company as of September 30, 1999 contained in the Form 10.

     "Huttig Bank Accounts" means all bank accounts set forth on Schedule
1.1(c).

     "Huttig Common Stock" means, collectively, the Common Stock, par value $.01 per share, of the Company and the related Rights.

     "Huttig Financial Instruments" means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Building Products Business under which any member of the Crane Group has any primary, secondary, contingent, joint, several or other Liability, including, without limitation, those set forth on
Schedule 1.1(d).

     "Huttig Indemnitees" means the Company, each Affiliate of the Company, including the Company Subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Huttig Liabilities" means (i) all Liabilities of any member of the Company Group under any Transaction Agreement to which it is or becomes a party, (ii) all Liabilities for which any member of the Company Group is made responsible pursuant to any Transaction Agreement and (iii) all Liabilities based upon, arising out of, relating to or otherwise in connection with the Huttig Assets or the Building Products Business, whether based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution, including, without limitation: (A) all Liabilities reflected (or of the type reflected) on the Huttig Balance Sheet or described (or of the type described) in the notes thereto (as such Liabilities may have been reduced or added to or otherwise changed since the date thereof), (B) all Liabilities in respect of checks outstanding as of the Time of Distribution relating to the Building Products Business, (C) all Liabilities in respect of workers' compensation, automobile, general liability, products liability, intellectual property liability and other claims and matters (whether direct or by indemnification of any Person or otherwise) relating to the Building Products Business, (D) all Liabilities in respect of all Actions relating to the Building Products Business, including, without limitation, those Actions set forth on
Schedule 1.1(e), (E) all Liabilities in respect of salary, bonuses, incentive payments, severance payments and other compensation payments for current or former employees of the Building Products Business and all Taxes and withholdings related thereto, (F) except for those Liabilities expressly assumed by the Crane Group pursuant to the Employee Matters Agreement, all Liabilities in respect of employee welfare and fringe benefits relating to the Building Products Business (including, without limitation, claims for medical and disability benefits), (G) all Liabilities for environmental matters based upon, arising out of, relating to or otherwise in connection with the Building Products Business, including, without limitation, Liabilities in respect of any facility to the extent relating to the Building Products Business presently or formerly owned or operated by any member of the Pre-Distribution Group, (H) all Liabilities based upon, arising out of, relating to or otherwise in connection with Contracts related to the Building Products Business, including, without limitation, Liabilities to make payments or otherwise in connection with the termination thereof as a result of the transactions contemplated hereby or otherwise, and (I) all Liabilities relating to the credit facilities and other debt instruments to which any member of the Company Group is a party at the Time of Distribution, including, without limitation, all indebtedness outstanding thereunder and interest and fees payable with respect thereto.

     "Indemnifiable Losses" means, subject to Section 4.4, any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including, without limitation, the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties recovered by a third party with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

     "Indemnifying Party" shall have the meaning ascribed thereto in Section
4.4.

     "Indemnitee" means any of the Crane Indemnitees or the Huttig Indemnitees who or which may seek indemnification under this Agreement.

     "Indemnity Reduction Amounts" shall have the meaning ascribed thereto in
Section 4.4(a).

     "Information" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including, without limitation, electronic media).

     "Information Statement" means the information statement sent to the holders of Crane Common Stock in connection with the Distribution.

     "Initial Submission" shall have the meaning ascribed thereto in Section
6.6.

     "Insurance Proceeds" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or
(c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

     "IRS" means the Internal Revenue Service.

     "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including, without limitation, all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations arising under any law, rule, regulation, Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any Contract.

     "Licenses" means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including, without limitation, those relating to environmental matters.

     "Lien" means any lien, security interest, pledge, mortgage, charge, restriction, claim, retention of title agreement or other encumbrance of whatever nature.

     "NYSE" means the New York Stock Exchange, Inc.

     "Occurrence Basis Policies" shall have the meaning ascribed thereto in
Section 3.9(a).

     "Ordinary Course Intercompany Arrangements" shall have the meaning ascribed thereto in Section 3.4(b)(ii).

     "Parent Note" shall have the meaning ascribed thereto in Section 3.1(b).

     "Person" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including, without limitation, a Governmental Entity).

     "Policies" means all insurance policies and insurance contracts of any kind of the Pre-Distribution Group which include the Company, the Company Subsidiaries and/or the Building Products Business within the definition of the named insured and which were or are in effect at any time at or prior to the Time of Distribution, including, without limitation, primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, product liability, automobile, aircraft, property and casualty, directors and officers liability, workers' compensation and employee dishonesty insurance policies, bonds and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

     "Pre-Distribution Group" means (i) each of Crane, the Crane Subsidiaries existing immediately prior to the Time of Distribution (including, without limitation, members of the Company Group) and the former Crane Subsidiaries,
(ii) each of the predecessors of each of the foregoing and (iii) each of the present and former Subsidiaries and other Affiliates of each of the foregoing, and their predecessors.

     "Privileged Information" means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

     "Recipient Party" shall have the meaning ascribed thereto in Section 3.11.

     "Record Date" means the close of business on the date determined by the Crane Board as the record date for the Distribution.

     "Reply Submission" shall have the meaning ascribed thereto in Section 6.6.

     "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     "Respondent" shall have the meaning ascribed thereto in Section 6.6.

     "Rights" means the Rights to be issued pursuant to the Rights Plan.

     "Rights Plan" means the rights agreement entered into on or prior to the Distribution Date between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, substantially in the form filed as an exhibit to the Form 10.

     "Rugby" means The Rugby Group PLC, a company registered in England and Wales under company number 206971.

     "Rugby USA" means Rugby USA, Inc., a Georgia corporation and a wholly owned subsidiary of Rugby.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Share Exchange" means the exchange by Rugby of all of the issued and outstanding capital stock of Rugby USA for, among other things, a number of new shares of Huttig Common Stock, as contemplated by the Exchange Agreement.

     "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement neither the Company nor any Company Subsidiary shall be deemed to be a Crane Subsidiary (as defined herein).

     "Tax" shall have the meaning ascribed thereto in the Tax Allocation Agreement.

     "Tax Allocation Agreement" means the Tax Allocation Agreement between Crane and the Company, substantially in the form attached hereto as Annex B, with such changes as are permitted under the terms of the Exchange Agreement.

     "Tax Ruling" means a private letter ruling issued by the IRS in form and substance satisfactory to Crane (in its sole discretion) indicating that the Distribution will qualify as a tax-free spin-off to the stockholders of Crane for federal income tax purposes under Section 355 of the Code.

     "Third Party Claim" shall have the meaning ascribed thereto in Section 4.5(a).

     "Time of Distribution" means 12:01 a.m., New York City time, on the Distribution Date.

     "Transaction Agreements" means, collectively, this Agreement and each Ancillary Agreement.

                                   ARTICLE II

                                THE DISTRIBUTION

        Section 2.1   The Distribution.

               (a) Subject to Section 2.3, on or prior to the Distribution Date, Crane will deliver to the Distribution Agent, for the benefit of holders of record of Crane Common Stock as of the Record Date, a certificate or certificates, endorsed by Crane in blank, representing all of the then outstanding shares of Huttig Common Stock (excluding treasury shares held by Crane), and will instruct the Distribution Agent to distribute on the Distribution Date or as soon thereafter as practicable one share of Huttig Common Stock in respect of every 4.5 shares of Crane Common Stock held by holders of record of Crane Common Stock as of the Record Date. The Distribution will be effective as of the Time of Distribution. Crane and the Company will each provide to the Distribution Agent all information and share certificates, in each case, as may be required in order to complete the Distribution on the basis of one share of Huttig Common Stock for every 4.5 shares of Crane Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Crane).

               (b) No certificates or scrip representing fractional shares of Huttig Common Stock will be distributed to holders of Crane Common Stock in the Distribution. The Distribution Agent will, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of Huttig Common Stock allocable to each holder of record of Crane Common Stock as of the Record Date, (ii) aggregate all fractional shares held by such holders, and (iii) sell the whole shares attributable to the aggregate of such fractional shares, in open market transactions, in each case at the then prevailing trading price, and cause to be distributed to each such holder, in lieu of any fractional share, without interest, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required, if any, to be withheld for U.S. federal income tax purposes.

        Section 2.2   Cooperation Prior to the Distribution.  Prior to the
                      Distribution:

               (a) Crane and the Company will prepare, and Crane will mail to the holders of Crane Common Stock, the Information Statement, which will set forth appropriate disclosures concerning the Company, the Distribution, Rugby USA, the Share Exchange and such other matters as Crane and the Company may determine. Crane and the Company will prepare, and the Company will file with the Commission, the Form 10, which will include or incorporate by reference the Information Statement. The Company will use its reasonable best efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable following the filing thereof.

               (b) Crane and the Company will cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Employee Matters Agreement.

               (c) Crane and the Company will take all such action as may be necessary or appropriate under the securities or "blue sky" laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

               (d) Crane and the Company will cause to be prepared, and the Company will file and use its reasonable best efforts to have approved, an application for listing on the NYSE the Huttig Common Stock to be distributed in the Distribution.

        Section 2.3 Crane Board Action; Conditions to the Declaration. The Crane Board will, in its discretion and, if applicable, consistent with the Exchange Agreement, establish the Record Date and make the Declaration and establish all appropriate procedures in connection with the Distribution, but in no event will the Declaration occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Crane Board in accordance with Section 2.4:

               (a) Crane shall have received the Tax Ruling and the Tax Ruling shall be in full force and effect;

               (b) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or expired;

               (c) Crane shall have received copies of commitments for the Debt Financing in form and substance satisfactory to Crane;

               (d) all material Consents of Governmental Entities that are required to effect the Distribution, if applicable, and the Share Exchange shall have been obtained, where the failure to obtain such Consents, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company (within the meaning of the Exchange Agreement) or a Material Adverse Effect on Rugby USA (within the meaning of the Exchange Agreement);

               (e) the Form 10 shall have become effective under the Exchange Act and no stop order suspending the effectiveness of the Form 10 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission;

               (f) the Huttig Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

               (g) the Requisite Rugby Vote (within the meaning of the Exchange Agreement) shall have been obtained; and

               (h) no order shall have been entered and shall have remained in effect in any action or proceeding before any Governmental Entity that would prohibit or make illegal the Distribution or the Exchange;

provided that the satisfaction of such conditions will not create any obligation on the part of Crane pursuant to this Agreement to effect or seek to effect the Distribution or in any way limit Crane's right to terminate this Agreement as set forth in Section 6.13 or alter the consequences of any such termination from those specified in such Section.

        Section 2.4 Waiver of Conditions. Any or all of the conditions set forth in Section 2.3 may be waived, in whole or in part, in the sole discretion of the Crane Board.

        Section 2.5 Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or may prevent any or all of the conditions contained in Section 2.3 from being satisfied, it will promptly give to the other party written notice of those circumstances.

                                   ARTICLE III

                    TRANSACTIONS RELATING TO THE DISTRIBUTION

        Section 3.1   Intercorporate Transfers.

               (a) Prior to the Distribution Date, Crane and the Company will take all actions necessary to cause all of the outstanding shares of Huttig Common Stock to be distributed by Crane International to Crane and to increase the outstanding shares of Huttig Common Stock so that, immediately prior to the Distribution, Crane will hold a number of shares of Huttig Common Stock (rounded up to the nearest whole share) equal to the number of shares of Crane Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Crane) divided by 4.5.

               (b) Prior to the Time of Distribution, the Company will (i) arrange the Debt Financing, (ii) pay to Crane (from time to time and on the day prior to the Distribution Date) in reduction of intercompany indebtedness the Company's net cash balances on hand, (iii) on the day prior to the Distribution Date, issue to Crane a Note (the "Parent Note") in a principal amount equal to the Parent Cash Amount (as defined in the Exchange Agreement) in exchange for a like principal amount of existing indebtedness and (iv) from time to time upon advances by Crane to fund acquisitions, issue notes in the principal amount (not to exceed an aggregate of $15 million) of such advances (the "Acquisition Notes"). On the day prior to the Distribution Date, subsequent to effecting
(iv) above, Crane will contribute or cause to be contributed to the capital of the Company or otherwise settle or eliminate as provided in Section 3.4(a) all indebtedness of the Company to Crane, other than the Parent Note and the Acquisition Notes.

               (c) The parties acknowledge that the Company Group currently is conducting the Building Products Business and that all or substantially all of the Huttig Assets and Huttig Liabilities are owned or are obligations of members of the Company Group. Pursuant to the Distribution, the Huttig Assets and Huttig Liabilities are intended to be allocated entirely to the Company Group and the Crane Assets and Liabilities of Crane, and any Crane subsidiary are intended to be allocated entirely to the Crane Group. Accordingly, in the event that at any time or from time to time (whether prior to or after the Time of Distribution) either party (or any member of such party's respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party will promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset will hold such Asset in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto). If at any time or from time to time (whether prior to or after the Time of Distribution) either Crane or the Company determines that the other party (or any member of such other party's respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or a member of such other party's respective Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

               (d) Each of Crane (on behalf of itself and each member of the Crane Group) and the Company (on behalf of itself and each member of the Company Group) understands and agrees that, except as expressly set forth in the Exchange Agreement or any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has represented or warranted, or is representing or warranting in any way, in such agreement or otherwise, (i) as to the Assets, Subsidiaries, businesses or Liabilities owned at the date hereof by such party or retained, transferred or assumed as contemplated hereby or thereby, (ii) as to any consents or approvals required in connection with the transactions contemplated by the Transaction Agreements, (iii) as to the value or freedom from any Lien of, or any other matter concerning, any Assets or Subsidiaries of either party, or (iv) as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Assets or Subsidiaries of either party. Except as may expressly be set forth in any Transaction Agreement, all Assets and Subsidiaries owned at the date hereof or being transferred or retained as contemplated by any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement are held, or are being transferred or retained, on an "as is", "where is" basis and the respective owners or transferees shall bear the economic and legal risks that the title to any Asset or Subsidiary shall be other than good and marketable and free and clear of any Lien.

        Section 3.2 Crane Group Obligations Relating to the Building
                    Products Business.

               (a) The Company will, at its expense, take or cause to be taken all commercially reasonable actions and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Crane Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Huttig Financial Instruments (it being understood that all Liabilities in respect of Huttig Financial Instruments are Huttig Liabilities). The Company will reimburse Crane for any reimbursements made by Crane pursuant to any Huttig Financial Instruments and that remain outstanding at the Distribution Date.

               (b) The Company will, at its expense, use its reasonable best efforts to take or cause to be taken all actions and to enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Crane Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of bonds, indemnities, assurances and Contracts (other than the Exchange Agreement and Huttig Financial Instruments, which are covered by paragraph (a) above) under which any member of the Crane Group has any primary, secondary, contingent, joint, several or other Liability arising out of or relating to the Building Products Business which by their terms will be outstanding or in effect as of or at any time following the Time of Distribution; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party (it being understood that all Liabilities in respect of such bonds, indemnities, assurances and Contracts are Huttig Liabilities).

               (c) The Company's obligations under this Section 3.2 will continue to be applicable to all Huttig Financial Instruments, bonds, indemnities, assurances and Contracts identified at any time by Crane, whether before, at or after the Time of Distribution.

          Section 3.3 Company Group Obligations Relating to the Crane Group.

               (a) Crane will, at its expense, take or cause to be taken all commercially reasonable actions and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Company Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Crane Financial Instruments (it being understood that all Liabilities in respect of Crane Financial Instruments are Liabilities of Crane or its Subsidiaries).

               (b) Crane will, at its expense, use its reasonable best efforts to take or cause to be taken all actions and to enter into (or cause its Subsidiaries to enter into) such agreements and arrangements as shall be necessary to effect the release of and substitution for each member of the Company Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of bonds, indemnities, assurances and Contracts (other than the Exchange Agreement and Crane Financial Instruments, which are covered by paragraph (a) above) under which any member of the Company Group has any primary, secondary, contingent, joint, several or other Liability arising out of or relating to businesses of the Pre-Distribution Group other than the Building Products Business which by their terms will be outstanding or in effect as of or at any time following the Time of Distribution; provided, however, that Crane shall not be obligated to pay any consideration therefor to any third party (it being understood that all Liabilities in respect of such bonds, indemnities, assurances and Contracts are Liabilities of Crane or its Subsidiaries).

               (c) Crane's obligations under this Section 3.3 will continue to be applicable to all Crane Financial Instruments, bonds, indemnities, assurances and Contracts identified at any time by the Company, whether before, at or after the Time of Distribution.

          Section 3.4 Intercompany Accounts and Arrangements.

               (a) Elimination of Intercompany Accounts.

                   (i) Except as set forth in Section 3.4(a)(ii) or on Schedule 3.4(a)(i) and except for the Parent Note and the Acquisition Notes, the Company, on behalf of itself and each other member of the Company Group, on the one hand, and Crane, on behalf of itself and each other member of the Crane Group, on the other hand, hereby agree to settle and eliminate, by cancellation or transfer to a member of the other Group (whether to cancel or transfer and the manner thereof will be determined by Crane), effective immediately prior to the Time of Distribution, all intercompany receivables, payables and other balances (including, without limitation, intercompany loans and cash management balances) between the Company and/or any Company Subsidiary, on the one hand, and Crane and/or any Crane Subsidiary, on the other hand.

                   (ii) The provisions of Section 3.4(a)(i) will not apply to any intercompany receivables, payables and other balances incurred in connection with the payment by any party of any expenses which are required to be paid by the other party pursuant to Section 6.3.

               (b) Intercompany Agreements.

                   (i) Except as set forth in Section 3.4(b)(ii), in furtherance of the releases and other provisions of Section 4.1, the Company, on behalf of itself and each other member of the Company Group, on the one hand, and Crane, on behalf of itself and each other member of the Crane Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings in existence as of the Time of Distribution, whether or not in writing, between or among the Company and/or any Company Subsidiary, on the one hand, and Crane and/or any Crane Subsidiary, on the other hand, effective as of the Time of Distribution. No such terminated agreement, arrangement, commitment or understanding (including, without limitation, any provision thereof which purports to survive termination) shall be of any further force or effect after the Time of Distribution.

                (ii) The provisions of Section 3.4(b)(i) will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (A) the Transaction Agreements (and each other agreement, instrument or document expressly contemplated by any Transaction Agreement to be entered into by any of the parties hereto or any of the members of their respective Group); (B) any agreement, arrangement, commitment or understanding relating to any matter described in Section 3.4(a)(ii); (C) any agreements, arrangements, commitments or understandings listed or described on
Schedule 3.4(b)(ii); (D) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (E) any other agreements, arrangements, commitments or understandings that any of the Transaction Agreements expressly contemplates will survive the Time of Distribution; (F) the Exchange Agreement; and (G) any agreements, arrangements, commitments or understandings between the Company and/or any Company Subsidiary, on the one hand, and Crane and/or any Crane Subsidiary, on the other hand, for the purchase or sale of goods or services of a type which the provider thereof provides to unaffiliated third parties in the ordinary course of business ("Ordinary Course Intercompany Arrangements"); provided, however, that in the event any such Ordinary Course Intercompany Arrangements do not, as of the Time of Distribution, contain commercially reasonable arm's-length terms of a type to which unaffiliated parties would reasonably agree or do not include terms which would normally appear in such arrangements between unaffiliated parties, Crane and the Company will cause such Ordinary Course Intercompany Arrangements to be amended so that they will contain terms which are, as of the Time of Distribution, commercially reasonable arm's-length terms of a type to which unaffiliated parties would reasonably agree.

          Section 3.5 Cash Management.

               (a) Bank Accounts. All Huttig Bank Accounts will constitute Huttig Assets and all Crane Retained Accounts will constitute Crane Assets.

               (b) Crane Customer Payments. The Company will, and will cause its Subsidiaries and Affiliates to, forward promptly to Crane (for the account of Crane or its applicable Subsidiary) any customer payments in respect of accounts receivable owed to any member of the Crane Group received by the Company or any of its Subsidiaries or Affiliates after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise. Such amounts will be forwarded by wire transfer (to Crane's bank account at Bank One, N.A., Chicago, Illinois, ABA # 071000013, Account No. 51-53786) in the case of customer payments received within thirty days after the Distribution Date and by check in the case of customer payments received thereafter.

               (c) Company Customer Payments. Crane will, and will cause its Subsidiaries and Affiliates to, forward promptly to the Company (for the account of the Company or its applicable Subsidiary) any customer payments in respect of accounts receivable owed to any member of the Company Group received by Crane or any of its Subsidiaries or Affiliates after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise. Such amounts will be forwarded by wire transfer in the case of customer payments received within thirty days after the Distribution Date and by check in the case of customer payments received thereafter.

        Section 3.6 The Company Board. The Company and Crane will take all actions which may be required to elect or otherwise appoint as directors of the Company, prior to the Time of Distribution, the persons named in the Form 10 to constitute the Company Board at the Time of Distribution.

        Section 3.7   Resignations; Transfer of Stock Held as Nominee.

               (a) Crane will cause all of its employees and directors and all of the employees and directors of each other member of the Crane Group to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of the Company or any other member of the Company Group on which they serve, and from all positions as officers of the Company or any other member of the Company Group in which they serve, except as otherwise specified on Schedule 3.7. The Company will cause all of its employees and directors and all of the employees and directors of each other member of the Company Group to resign, not later than the Time of Distribution, from all boards of directors or similar governing bodies of Crane or any other member of the Crane Group on which they serve, and from all positions as officers of Crane or any other member of the Crane Group in which they serve, except as otherwise specified on Schedule 3.7.

               (b) Crane will cause each of its employees and each of the employees of the other members of the Crane Group to revoke or withdraw their express written authority, if any, to act on behalf of any Company Group entity as an agent or representative therefor after the Time of Distribution. The Company will cause each of its employees and each of the employees of the other members of the Company Group to revoke or withdraw their express written authority, if any, to act on behalf of any Crane Group entity as an agent or representative therefor after the Time of Distribution.

        Section 3.8 Rights Plan. Prior to the Time of Distribution, the Company Board will adopt the Rights Plan and declare a dividend of the Rights so that each share of Huttig Common Stock issued and outstanding as of the Time of Distribution will initially have one Right attached thereto.

        Section 3.9   Insurance.

               (a) Coverage. Coverage of the Company and the Company Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, the Company and the Company Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will constitute Crane Retained Assets and will be retained by Crane and the Crane Subsidiaries (with Crane and the Crane Subsidiaries being the only named insureds thereunder), together with all rights, benefits and privileges thereunder (including, without limitation, the right to receive any and all return premiums with respect thereto). The Company and the Company Subsidiaries will have no rights with respect to any Policies, except that (i) the Company will have the right to assert claims (and Crane will use reasonable best efforts to assist the Company in asserting claims) for any loss, liability or damage with respect to Huttig Assets under Policies with third-party insurers which are "occurrence basis" Policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) the Company will have the right to continue to prosecute claims properly asserted with the insurance carrier prior to the Time of Distribution (and Crane will use reasonable best efforts to assist the Company in connection therewith) under Policies with third-party insurers which are Policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided that, in the case of both clauses (i) and (ii) above, (A) all of Crane's and each Crane Subsidiary's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Company, (B) Crane and the Crane Subsidiaries may, at any time, without liability or obligation to the Company or any Company Subsidiary (other than as set forth in Section 3.9(b)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Crane, any Crane Subsidiary or any Affiliate of Crane or any Crane Subsidiary in respect thereof and (D) such claims will be subject to exhaustion of aggregate limits. Crane's obligation to use reasonable best efforts to assist the Company in asserting claims under Occurrence Basis Policies will include using reasonable best efforts in assisting the Company to establish its right to coverage under Occurrence Basis Policies (so long as all of Crane's costs and expenses in connection therewith are promptly paid by the Company). None of Crane or the Crane Subsidiaries will bear any Liability for the failure of an insurance carrier to pay any claim under any Occurrence Basis Policy or Claims Made Policy. It is understood that any Claims Made Policies will not provide any coverage to the Company and the Company Subsidiaries for any incident occurring prior to the Time of Distribution but as to which a Claim is asserted with the insurance carrier after the Time of Distribution, except and to the extent that coverage is provided under discovery coverage purchased by the Company (at the Company's expense) with respect to Crane's excess general liability Claims Made Policies.

               (b) Crane Actions. If Crane or any Crane Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which the Company has rights to assert claims pursuant to Section 3.9(a) in a manner that would adversely affect any such rights of the Company, (i) Crane will give the Company prior notice thereof and consult with the Company with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Crane) and (ii) Crane will pay to the Company its equitable share (based on the amount of premiums paid by or allocated to the Company in respect of the applicable Policy) of any net proceeds actually received by Crane from the insurance carrier of the applicable Policy as a result of such action by Crane (after deducting Crane's reasonable costs and expenses incurred in connection with such action).

               (c) Administration. From and after the Time of Distribution:

                    (i) Crane will be responsible for the Claims Administration with respect to claims of Crane and the Crane Subsidiaries under Occurrence Basis Policies and Claims Made Policies; and

                    (ii) The Company or a Company Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to the claims of the Company and the Company Subsidiaries under Occurrence Basis Policies and Claims Made Policies.

               (d) Insurance Premiums.

                    (i) Crane will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Time of Distribution, whereupon the Company will upon receipt of evidence thereof, forthwith reimburse Crane for that portion of such premiums paid by Crane as are attributable to the Company.

                    (ii) In addition, Huttig will reimburse Crane for claims and related expenses (paid by insurance carriers which are reimbursed by Crane) for claims against Huttig arising out of an occurrence prior to the time of Distribution.

               (e) Agreement for Waiver of Conflict and Shared Defense. In the event that an Occurrence Basis Policy or Claims Made Policy provides coverage for both Crane and/or a Crane Subsidiary, on the one hand, and the Company and/or a Company Subsidiary, on the other hand, relating to the same occurrence, Crane and the Company agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 3.9(e) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including, without limitation, those created by this Agreement, by operation of law or otherwise.

               (f) Directors' and Officers' Insurance. Crane will use its reasonable best efforts to cause the persons currently serving as directors and/or officers of Crane or any Subsidiary of Crane who will be or become, effective as of the Time of Distribution, directors and/or officers of the Company or any Company Subsidiary to be covered for a period of six years from the Time of Distribution with respect to claims arising from facts or events that occurred prior to the Time of Distribution by the directors' and officers' liability insurance policies maintained by Crane during such six-year period following the Time of Distribution for all persons who served as directors and/or officers of Crane or any Crane Subsidiary prior to the Time of Distribution.

        Section 3.10  Use of Names, Trademarks, etc.

               (a) From and after the Time of Distribution, Crane will have all rights in and use of the name "Crane" and all corporate symbols and logos related thereto and all derivatives thereof and the Company will have all rights in and use of the name "Huttig" and all corporate symbols and logos related thereto and all derivatives thereof. Prior to or promptly after the Time of Distribution (but in no event later than 90 days after the Distribution Date in the case of United States Persons and 180 days after the Distribution Date in the case of non-United States Persons), the Company will change the name of any Subsidiary or other Person under its control to eliminate therefrom the name "Crane" and all derivatives thereof and Crane will change the name of any Subsidiary or other Person under its control to eliminate therefrom the name "Huttig" and all derivatives thereof.

               (b) From and after the Time of Distribution, the Company Group will not use or have any rights to the name "Crane" or any derivatives thereof or any other trademark, trade name, service mark or logo of the Crane Group constituting Crane Assets, or any corporate symbol or logo related thereto or to any thereof or any name or mark which includes the words "Crane" or any derivative thereof or name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol used or possessed by the Crane Group before or after the Time of Distribution which contains the trademark, trade name or service mark "Crane" or any derivative thereof or any name or mark confusingly similar thereto and the Company Group will not hold itself out as having any affiliation with the Crane Group.

               (c) From and after the Time of Distribution, the Crane Group will not use or have any rights to the name "Huttig" or any derivatives thereof or any other trademark, trade name, service mark or logo of the Company Group constituting Huttig Assets, or any corporate symbol or logo related thereto or to any thereof or any name or mark which includes the words "Huttig" or any derivative thereof or name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol used or possessed by the Company Group before or after the Time of Distribution which contains the trademark, trade name or service mark "Huttig" or any derivative thereof or any name or mark confusingly similar thereto and the Crane Group will not hold itself out as having any affiliation with the Company Group.

               (d) The Company will not, and will cause each other member of the Company Group not to, challenge or contest the validity of the trademarks, trade names, corporate symbols or logos described in Section 3.10(b), the registration thereof or the ownership thereof by the Crane Group. The Company will not, and will cause each other member of the Company Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of such trademarks, trade names, corporate symbols or logos. If, notwithstanding the foregoing, any title or interest in or to the use of any such trademarks, trade names, corporate symbols or logos in any jurisdiction, or any goodwill incident thereto, the Company will, upon the request of Crane, and for a nominal consideration of one dollar, assign or cause to be assigned to Crane or any designee of Crane, all right, title and interest in and to the use of such trademarks, trade names, corporate symbols or logos in any and all jurisdictions, together with any goodwill incident thereto.

               (e) Crane will not, and will cause each other member of the Crane Group not to, challenge or contest the validity of the trademarks, trade names, corporate symbols or logos described in Section 3.10(c), the registration thereof or the ownership thereof by the Company Group. Crane will not, and will cause each other member of the Crane Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of such trademarks, trade names, corporate symbols or logos. If, notwithstanding the foregoing, any member of the Crane Group develops, adopts or acquires, directly or indirectly, any right, title or interest in or to the use of any such trademarks, trade names, corporate symbols or logos in any jurisdiction, or any goodwill incident thereto, Crane will, upon the request of the Company, and for a nominal consideration of one dollar, assign or cause to be assigned to the Company or any designee of the Company, all right, title and interest in and to the use of such trademarks, trade names, corporate symbols or logos in any and all jurisdictions, together with any goodwill incident thereto.

               (f) The Company will cause each member of the Company Group to comply with the provisions of this Section 3.10 and Crane will cause such member of the Crane Group to comply with the provisions of this Section 3.10. Nothing in this Section 3.10 will prevent any member of the Crane Group from enforcing the provisions of this Section 3.10 against any member of the Company Group or any member of the Company Group from enforcing the provisions of this
Section 3.10 against any member of the Crane Group.

        Section 3.11 Consents. Prior to and after the Distribution Date, Crane and the Company will, and will cause their respective Subsidiaries to, use their reasonable best efforts (as requested by the other party) to obtain, or to cause to be obtained, all Consents and to resolve any impracticalities of assignments or transfers necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this Article III; provided, however, that none of Crane or the Company or their respective Subsidiaries shall be obligated to pay any consideration or offer or grant any financial accommodation in connection therewith. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, License or Asset if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Crane Group or the Company Group thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any member of either Group's rights under any such Contract, License or Asset so that the contemplated assignee hereunder (the "Recipient Party") would not receive all such rights, then (x) the party contemplated hereunder to assign such Contract, License or Asset (the "Assigning Party") will use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party, to the extent permitted by law, the benefits of any such Contract, License or Asset and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract, License or Asset and (y) the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party's Liabilities thereunder in a timely manner and in accordance with the terms thereof. In addition, the Assigning Party will take such other actions (at the Recipient Party's expense) as may reasonably be requested by the Recipient Party in order to place the Recipient Party, insofar as reasonably possible, in the same position as if such Contract, License or Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Recipient Party. If and when such Consents are obtained, the transfer of the applicable Contract, License or Asset shall be effected as promptly following the Time of Distribution as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this Article III shall not have been consummated on or prior to the Time of Distribution, the parties shall cooperate to effect such transfers as promptly following the Time of Distribution as shall be practicable, it nonetheless being agreed and understood by the parties that neither party shall be liable in any manner to the other party for any failure of any of the transfers contemplated by this Article III to be consummated prior to the Time of Distribution.


                                   ARTICLE IV

                         MUTUAL RELEASE; INDEMNIFICATION

          Section 4.1 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of Crane, on the one hand, and the Company, on the other hand, on its own behalf and on behalf of each of its respective Subsidiaries, hereby releases and forever discharges the other and its Subsidiaries, and its and their respective officers, directors, agents, Affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, that the releasing party has or ever had, that arise out of or relate to events, circumstances or actions taken by such other party or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities (including, without limitation,

Liabilities with respect to indemnification or contribution) under the Transaction Agreements or assumed, transferred, assigned, allocated or arising under any of the Transaction Agreements (including, without limitation, any Liability that the parties may have with respect to indemnification or contribution pursuant to any Transaction Agreement for claims brought against the parties by third Persons) and will not affect any party's right to enforce the Transaction Agreements in accordance with their terms, (ii) any Liability arising from or relating to any agreement, arrangement, commitment or undertaking described in Section 3.4(b)(ii) (including, without limitation, Ordinary Course Intercompany Arrangements) or (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1 (provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent such Person would be released with respect to such Liabilities by this Section 4.1 but for this clause (iii)).

        Section 4.2 Indemnification by Crane. Except as otherwise specifically provided in any Transaction Agreement and subject to the provisions of this
Article IV, Crane shall indemnify, defend and hold harmless the Huttig Indemnitees from and against, and pay or reimburse, as the case may be, the Huttig Indemnitees for, all Indemnifiable Losses, as incurred or suffered by any Huttig Indemnitee based upon, arising out of, relating to or otherwise in connection with:

               (a) businesses of Crane, the Crane Subsidiaries and their respective predecessors (other than the Building Products Business) engaged in at or prior to the Time of Distribution, the Crane Assets or Liabilities of Crane or any Crane Subsidiary as of the Time of Distribution which are not Huttig Liabilities (including, without limitation, the failure by Crane or any other member of the Crane Group to pay, perform or otherwise discharge such Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to or are otherwise in connection with events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

               (b) any untrue statement or alleged untrue statement of a material fact contained in the sections of the Form 10 listed on Schedule 4.2, or any omission or alleged omission to state in such sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information relating to the Crane Group provided by Crane expressly for use in the sections of the Form 10 listed on Schedule 4.2;

               (c) the breach by any member of the Crane Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution; or

               (d) the enforcement by the Huttig Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

        Section 4.3 Indemnification by the Company. Except as otherwise specifically provided in any Transaction Agreement and subject to the provisions of this Article IV, the Company and the Company Subsidiaries shall indemnify, defend and hold harmless the Crane Indemnitees from and against, and pay or reimburse, as the case may be, the Crane Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Crane Indemnitee based upon, arising out of, relating to or otherwise in connection with:

               (a) the Building Products Business, the Huttig Assets or the Huttig Liabilities (including, without limitation, (i) any guarantees or obligations to assure performance or perform given or made by, or other Liabilities of, Crane or any Crane Subsidiary with respect to the Building Products Business, and (ii) the failure by the Company or any other member of the Company Group to pay, perform or otherwise discharge Huttig Liabilities in accordance with their terms) whether such Indemnifiable Losses are based upon, arise out of or relate to or are otherwise in connection with events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

               (b) any untrue statement or alleged untrue statement of a material fact contained in the Form 10, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each case with respect to information relating to the Crane Group provided by Crane expressly for use in the sections of the Form 10 listed on Schedule 4.2;

               (c) the breach by any member of the Company Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

               (d) any Action or other claim alleging that any Liability was improperly allocated to the Company Group or that any Asset was improperly withheld from the Company Group, in each case pursuant to any of the Transaction Agreements; or

               (e) the enforcement by the Crane Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

        Section 4.4   Limitations on Indemnification Obligations.

               (a) The amount that any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including, without limitation, Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges related directly and solely to the related Indemnifiable Losses and costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnitee receives any Indemnity Reduction

Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

               (b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses.

        Section 4.5   Procedures Relating to Indemnification.

                (a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly (and in any event within 20 business days) after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including, without limitation, court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that, if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including, without limitation, reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

               (d) Any claim on account of Indemnifiable Losses that does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 4.5(d) will contain a statement, in prominent and conspicuous type, that if the Indemnifying Party does not dispute its liability to the Indemnitee with respect to the claim made in such notice by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the Indemnifying Party's receipt of the second notice of such claim, the claim shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnitee has provided the Indemnifying Party two such notices not less than 30 days apart and the Indemnifying Party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the Indemnifying Party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice will be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party will pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 120th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available to such parties under this Agreement or under applicable law.

               (e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

        Section 4.6 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        Section 4.7 Survival of Indemnities. The obligations of each of Crane and the Company under this Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities with respect to any Indemnifiable Losses of the other related to such assets, businesses or Liabilities.

        Section 4.8 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary and except as provided in the Exchange Agreement, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including, without limitation, indemnification in respect of Tax matters.

                                    ARTICLE V

                              ACCESS TO INFORMATION

        Section 5.1 Access to Information. From and after the Time of Distribution, Crane will, and will cause each Crane Subsidiary to, afford to the Company and its Representatives (at the Company's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Crane's possession or control or in the possession or control of a Crane Subsidiary relating to the Company, any Company Subsidiary or the Building Products Business, insofar as such access is reasonably required by the Company or any Company Subsidiary, subject to the provisions below regarding Privileged Information. From and after the Time of Distribution, the Company will, and will cause each Company Subsidiary to, afford to Crane and its Representatives (at Crane's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Company's possession or control or in the possession or control of a Company Subsidiary relating to Crane, any Crane Subsidiary or the businesses of the Pre-Distribution Group, insofar as such access is reasonably required by Crane or any Crane Subsidiary, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Article V for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

        In furtherance of the foregoing:

               (a) Each party acknowledges that (i) each of Crane and the Company (and the members of the Crane Group and the Company Group, respectively) has or may obtain Privileged Information; (ii) there are a number of Actions affecting one or more of the members of the Crane Group and the Company Group; (iii) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the business of the Crane Group or the Company Group; and (iv) both Crane and the Company intend that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

               (b) Each of Crane and the Company agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the Company Group or the Crane Group, respectively, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Crane Group and any member of the Company Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement.

               (c) Upon any member of the Crane Group or any member of the Company Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise that requests disclosure of Privileged Information, in each case relating to the business of the Company Group or the Crane Group, respectively, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved, the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

        Section 5.2 Production of Witnesses. Subject to Section 5.1, after the Time of Distribution, each of Crane and the Company will, and will cause each member of the Crane Group and the Company Group, respectively, to, make available to the other party and its Subsidiaries, upon written request and at the cost and expense of the party so requesting, its officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any Actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

        Section 5.3 Retention of Records. Except as otherwise required by law or agreed to in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Crane and the Company will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Crane records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group's possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (1) Crane or the Company, on behalf of the member of its Group that is proposing to dispose of or destroy any such Information, will provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (2) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to dispose of or destroy such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

        Section 5.4 Confidentiality. Subject to Section 5.1, which shall govern Privileged Information, from and after the Time of Distribution, each of Crane and the Company shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group in its possession or control or furnished to it by such other party's Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except its Affiliates and Representatives, who will be bound by the provisions of this Section 5.4; provided, however, that any member of the Crane Group or the Company Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed), or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquirer, or on the part of the acquirer. Each party acknowledges that it will be liable for any breach of this Section 5.4 by its Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of Crane and the Company will be deemed to have satisfied its obligations under this Section 5.4 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                  ARTICLE VI

                                 MISCELLANEOUS

          Section 6.1 Entire Agreement; Construction. This Agreement, the Ancillary Agreements and the Exchange Agreement, including, without limitation, any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, as appropriate, will control.

          Section 6.2 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Time of Distribution.

          Section 6.3 Expenses. Except as otherwise set forth in any Transaction Agreement and the Exchange Agreement, all costs and expenses incurred through the Time of Distribution in connection with the Distribution, the preparation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby will be charged to and paid by Crane (other than (i) the costs and expenses of the Company's credit facilities and other financings and (ii) costs and expenses to the extent the same relate to operations of the Building Products Business (whether the costs and expenses described in clauses (i) or (ii) are incurred and/or paid before, at or after the Time of Distribution), which costs and expenses described in clauses (i) and (ii) will be charged to and paid by the Company). Except as otherwise set forth in any Transaction Agreement or the Exchange Agreement, all costs and expenses incurred following the Time of Distribution in connection with implementation of the transactions contemplated by the Transaction Agreements will be charged to and paid by the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

          Section 6.4 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          Section 6.5 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)    If to Crane:

                      Crane Co.
                      100 First Stamford Place
                      Stamford, CT  06902
                      Attention:    Corporate Secretary
                      Telecopy:     (203) 363-7350

                (b) If to the Company:

                      Huttig Building Products, Inc.
                      14500 South Outer Forty Road
                      Suite 400
                      Chesterfield, MO  63017
                      Attention:    President
                      Telecopy:     (314) 216-2601

        Section 6.6   Dispute Resolution.

               (a) Any disagreement, dispute or controversy after the Time of Distribution arising out of or relating to the subject matter of this Agreement or any Ancillary Agreement or the interpretation hereof or thereof or any arrangements relating hereto or thereto or contemplated herein or therein or the breach or termination hereof or thereof (each, individually, a "Dispute") shall be resolved and settled exclusively and finally pursuant to the terms of this Section 6.6. It is intended by the parties that any equitable relief granted by an arbitrator shall be specifically enforced by any court of competent jurisdiction.

               (b) In the event of a Dispute between the parties, either party (the "Claimant") may initiate the Dispute resolution procedures of this Section by submitting to the other party (the "Respondent") a claim (a "Claim") relating to such Dispute. To the extent practicable, any documentation relevant to the Dispute, whether favorable or unfavorable, shall be included with said Claim. Within thirty (30) days after receiving the Claim, Respondent shall respond in writing by stating its position and setting forth a proposed resolution of the Dispute. To the extent practicable, any documentation relevant to the Respondent's response, whether favorable or unfavorable, shall be included with such response. If the parties are not able to resolve the Dispute within thirty (30) days after the date of receipt by the Claimant of the Respondent's response, then the parties shall proceed in accordance with the remainder of this Section 6.6.

               (c) If the parties are unable to resolve the Dispute pursuant to
Section 6.6(b), then either party may initiate arbitration of the Dispute pursuant to this Section 6.6(c) by notifying the other party in writing that arbitration of the Dispute under this Section 6.6(c) is demanded (the "Demand for Arbitration"). The parties agree to be bound by the results of the arbitration, and judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. The arbitrator(s) shall have the power and authority to render equitable relief, including the issuance of an injunction. THE FORUM OF SUCH ARBITRATION SHALL BE NEW YORK, NEW YORK TO THE EXCLUSION OF ALL OTHER JURISDICTIONS. THE PARTIES FURTHER AGREE AND CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF CONFIRMING AN AWARD AND ENTERING JUDGMENT UPON SAID AWARD, AND THE PARTIES FURTHER WAIVE ALL OBJECTIONS TO THE JURISDICTION OF SUCH COURTS AND TO VENUE IN ANY SUCH COURTS.

                    (i) If the amount in controversy is less than $250,000, then the parties shall, within twenty (20) days after the date of the Demand for Arbitration, select from a list of potential arbitrators provided by the American Arbitration Association in New York, New York an arbitrator to hear and determine the Dispute. If the parties cannot agree upon the selection of a single arbitrator, the parties agree that the American Arbitration Association in New York, New York will select an independent commercial litigation attorney with at least ten (10) years experience in commercial litigation to serve as arbitrator. The arbitrator shall decide the dispute or controversy in accordance with the following procedures:

                    (A) Within ten (10) days of the selection of the arbitrator, each party shall submit to the arbitrator and the other party its written position, which shall be double-spaced and shall not exceed fifteen (15) pages (the "Initial Submission"), together with such documentary evidence as the party deems necessary.

                    (B) Within ten (10) days of the delivery of the Initial Submission, each party may submit to the arbitrator and the other party a reply memorandum, which shall be double-spaced and shall not exceed ten (10) pages (the "Reply Submission"), together with such documentary evidence as the party deems necessary.

                    (C) Within ten (10) days of the expiration of the period for the delivery of the Reply Submission, the arbitrator may, in the arbitrator's sole discretion, call a hearing (a "Hearing"). The Hearing may be conducted by conference telephone at the option of the arbitrator. At the Hearing, the arbitrator may ask representatives and counsel for the parties questions with respect to the issue to be decided and positions of the parties. No party shall be entitled to conduct any discovery or to depose any person prior to the Hearing conducted pursuant to this Section 6.6(c)(i). Unless otherwise agreed to by the parties, the Hearing conducted pursuant to this
Section 6.6(c)(i) shall not exceed three (3) hours in duration.

                    (D) Within ten (10) days after the later to occur of the Hearing, if any, and the expiration of the period for the delivery of the Reply Submission, the arbitrator shall render a decision and/or award. The arbitrator shall promptly notify the parties in writing of the decision and/or award. The decision and/or award shall not contain an explanation of the decision and/or award.

               (ii) If the amount in controversy is $250,000 or more, the parties shall, within twenty (20) days after the filing of the Demand for Arbitration, select from a list of potential arbitrators provided by the American Arbitration Association in New York, New York a panel of three (3) arbitrators to hear and determine the Dispute. If the parties cannot agree upon three (3) arbitrators, the parties agree that the American Arbitration Association in New York, New York will select as arbitrators that number of independent commercial litigation attorneys, each having at least ten (10) years experience in commercial litigation, as is necessary to constitute a panel of three (3) arbitrators after giving effect to the selection of arbitrators agreed to by the parties. Any arbitration pursuant to this Section 6.6(c)(ii) shall be conducted in accordance with the following procedures:

                    (A) Within ten (10) days of the selection of the arbitrators, each party shall submit to the arbitrators and the other party its Initial Submission, together with such documentary evidence as the party deems necessary.

                    (B) Within ten (10) days of the delivery of the Initial Submission, each party may submit to the arbitrator and the other party a Reply Submission, together with such documentary evidence as the party deems necessary.

                    (C) The arbitrators shall call a Hearing to be held within sixty (60) days after the expiration of the period for the delivery of the Reply Submission (but not earlier than forty five (45) days after the expiration of such period unless agreed to by the parties). The Hearing may be conducted by conference telephone at the option of the arbitrators. Prior to the Hearing pursuant to this Section 6.6(c)(ii), the parties shall be entitled to engage in limited discovery for the sole purpose of establishing the facts necessary to prove the parties' claims or defenses. Specifically, each party shall be permitted to take no more than five (5) depositions, each of which shall last no more than eight (8) hours. The parties may also request to have all relevant documents produced for inspection and copying. At least ten (10) days prior to the Hearing, the parties shall exchange all documents that they may introduce into evidence at the Hearing. The failure of a party to exchange a particular document automatically shall preclude that party from presenting that document into evidence. The parties further agree that each party shall have up to a maximum of twenty (20) hours to present its claims, defenses and rebuttal. Unless otherwise agreed by the parties, the Hearing shall not exceed forty (40) hours in duration. The arbitrators shall render a decision and/or award (which shall be determined by a majority vote of the arbitrators), without explanation, within thirty (30) days after the conclusion of the Hearing.

               (d) Any fees for the arbitration and the arbitrator(s) shall be borne equally by the parties. Each party shall pay the fees and expenses of its counsel.

               (e) If arbitration of a Dispute proceeds pursuant to Section 6.6(c), then the only issues that Claimant may raise in the arbitration proceedings are those that were described in detail in a Claim. Failure to set forth a claim which arises out of the claim or the facts underlying such claim described in a Claim within the time limits described in Section 6.6(b) constitutes a waiver of that claim and precludes the Claimant from raising such claim in any arbitration proceeding or otherwise.

        Section 6.7 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Crane and the Company.

        Section 6.8 Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion, except that other than as expressly provided herein any party may (without obtaining any consent) assign any of its rights hereunder to a successor to all or substantially all of its business. Any such conveyance, assignment or transfer requiring the prior written consent of another party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

        Section 6.9 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to annexes or schedules are to annexes and schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any annex or schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States Dollars.

          Section 6.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          Section 6.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 4.2 and 4.3 hereof shall inure to the benefit of the Persons referred to therein.

          Section 6.12 Schedules. All annexes and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

          Section 6.13 Termination. Subject to the provisions of the Exchange Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Crane Board without the approval of the Company or of Crane's stockholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination other than as provided in the Exchange Agreement.

        Section 6.14 Waivers; Remedies. The conditions to Crane's obligation to consummate the Distribution are for the sole benefit of Crane and may be waived in writing by Crane in whole or in part in Crane's sole discretion. No failure or delay on the part of either Crane or the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Crane or the Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

          Section 6.15 Further Assurances. From time to time after the Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

          Section 6.16 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

          Section 6.17 Performance. Each party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first above written.

                               CRANE CO.



                               By:      /s/  R. S. Evans
                                     ------------------------------
                                     Name:   R. S. Evans
                                     Title:  Chairman and Chief Executive
                                             Officer



                               HUTTIG BUILDING PRODUCTS, INC.


                               By:      /s/  Barry J. Kulpa
                                     ------------------------------
                                     Name:   Barry J. Kulpa
                                     Title:  President and Chief Executive
                                             Officer